        As filed with the Securities and Exchange Commission on January __, 1998
                                          Registration Number 333-______________
________________________________________________________________________________


                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   __________

                                    FORM S-3


                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933


                     Seiler Pollution Control Systems, Inc.
________________________________________________________________________________
             (Exact Name of Registrant as Specified in Its Charter)

                                    Delaware
________________________________________________________________________________
         (State or Other Jurisdiction of Incorporation or Organization)

                                   22-2448906
________________________________________________________________________________
                    (I.R.S. Employer Identification Number)

                        555 Metro Place North, Suite 100
                              Dublin, Ohio  43017
                                  614/791-3272
________________________________________________________________________________
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                                          Copies to:
Alan B. Sarko                             Stuart J. Gordon, Esq.
Vice President                            Laurence S. Lese, Esq.
Seiler Pollution Control Systems, Inc.    Duane, Morris & Heckscher LLP
555 Metro Place North, Suite 100          1667 K Street, N.W., Suite 700
Dublin, Ohio  43017                       Washington, D.C.  20006-1608
614/791-3272                              202/776-7800
________________________________________
(Name, Address, Including Zip Code, and
Telephone Number, Including
Area Code, of Agent For Service)

     Approximate date of commencement of proposed sale to the public:  as soon
                                                                       -------
as practicable after effectiveness of the registration statement.
----------------------------------------------------------------

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.  [   ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                        CALCULATION OF REGISTRATION FEE

=============================================================================================
                                                 Proposed         Proposed
                                                 Maximum          Maximum         Amount Of
Title Of Shares To Be        Amount To Be    Aggregate Price     Aggregate      Registration
 Registered                  Registered        Per Unit(1)     Offering Price      Fee(1)
---------------------------------------------------------------------------------------------
common stock, par value    3,000,000 Shares          $1 15/16       $5,812,500         $1,715
 $.0001
=============================================================================================

(1) Pursuant to Rule 457(c), the registration fee has been determined on the basis of the average of the high and low prices of shares of Seiler common stock as reported on the Nasdaq SmallCap Market on January 12, 1998, a date within five business days prior to the date of filing the registration statement.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

                             _______________ Shares
                   Common Stock (par value $.0001 per share)
                     Seiler Pollution Control Systems, Inc.

     This Prospectus covers the offering for resale of ______________ shares (the "Shares") of common stock, par value $.0001 per share (the "Common Stock"), of Seiler Pollution Control Systems, Inc., a Delaware corporation ("Seiler" or the "Company"), which may be offered from time to time by the Selling Stockholders named herein under "Selling Stockholders." Seiler will receive no part of the proceeds of sales made hereunder. None of the Shares have been registered prior to the filing of the Registration Statement of which this Prospectus is part.

     The Common Stock is quoted on the Nasdaq SmallCap Market ("Nasdaq") under the symbol "SEPC." On January __, 1998, the last reported sale price of the Common Stock on Nasdaq was $________ per share.

     The Shares offered hereby involve a high degree of risk. See "Risk Factors" commencing on page 5.

     The Shares may be offered by the Selling Stockholders, or by any of them, for sale from time to time through broker-dealers on the Nasdaq, or otherwise, at prices then obtainable. The Selling Stockholders and any broker executing selling orders on behalf of the Selling Stockholders may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). Commissions received by any such broker may be deemed to be underwriting commissions under the Securities Act. See "Plan of Distribution."

                         ______________________________

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                         ______________________________

----------------------------------------------------------------------
             Initial Public    Underwriting          Proceeds to
             Offering Price   Commissions(1)   Selling Stockholders(1)
----------------------------------------------------------------------
Per Share..  $                $-0-             $
----------------------------------------------------------------------
Total......  $                $-0-             $
----------------------------------------------------------------------


(1) The Selling Stockholders, or any of them, will sell the Shares from time to time at the market through broker-dealers on the Nasdaq, or through privately-negotiated transactions, at prices then obtainable. Each Selling Stockholder will pay all transaction costs associated with effecting any respective sales that occur.

                         ______________________________

The date of this Prospectus is _______________, 1998.

                             AVAILABLE INFORMATION

     Seiler is subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission").
Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of all or part of such materials may also be obtained at prescribed rates from the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, such materials can also be obtained from the Commission's Web site at http://www.sec.gov that contains reports, proxy statements and other information. Such material also can be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     Seiler has filed with the Commission a registration statement (which term shall encompass any amendments thereto) on Form S-3 under the Securities Act with respect to the securities offered hereby (the "Registration Statement"). This Prospectus, which constitutes part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. For further information with respect to Seiler and the securities offered by this Prospectus, reference is made to the Registration Statement, including the exhibits thereto, and the financial statements and notes thereto filed or incorporated by reference as a part thereof, which are on file at the offices of the Commission and may be obtained upon payment of the fee prescribed by the Commission, or which may be obtained from the Commission's Web site, or may be examined without charge at the offices of the Commission. Statements made in the Prospectus concerning the contents of any document referred to herein are not necessarily complete, and, in each such instance, are qualified in all respects by reference to the applicable documents filed with the Commission.
The Registration Statement and the exhibits thereto filed by Seiler with the Commission may be inspected and copied at the locations described above.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by Seiler with the Commission pursuant to the Exchange Act (Commission File No. 0-22630) are incorporated herein by reference:

     (a) Seiler's annual report on Form 10-K for the year ended March 31, 1997;

     (b) Seiler's quarterly reports on Form 10-Q for the quarters ended June 30, 1997 and September 30, 1997;

     (c) Seiler's current report on Form 8-K filed on April 16, 1997; and

     (d) the description of Seiler's Common Stock contained in Seiler's registration statement pursuant to Section 12(g) of the Exchange Act on Form 8-A, dated on October 14, 1993.

     All documents filed by Seiler pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the filing of a post-effective amendment that indicates the termination of this offering shall be deemed to be incorporated in this Prospectus by reference and to be a part hereof from the date of filing of such documents.

     Any statements contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Seiler will provide, without charge to each person to whom this Prospectus has been delivered, a copy of any or all of the documents referred to above that have been or may be incorporated by reference herein other than exhibits to such documents (unless such exhibits are specifically incorporated by reference therein). Requests for such copies should be directed to Seiler Pollution Control Systems, Inc., 555 Metro Place North, Suite 100, Dublin, Ohio 43017,
Attention: Alan B. Sarko, Vice President and Chief Financial Officer. Telephone requests may be directed to 614/791-3272.

                           FORWARD LOOKING STATEMENTS

     Certain statements included in this Prospectus are not based on historical facts, but are forward looking statements. These statements can be identified by the use of forward looking terminology such as "believes," "expects," "may," "will," "should," or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. These statements reflect the Company's reasonable judgments with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. Such risks and uncertainties include, but are not limited to the completion of an economically viable HTV system and the development and marketing of additional systems. The Company must also generate additional resources to enable it to continue the completion of the HTV system. Such additional resources may be generated through the sale of additional equity securities, the sale of an existing system, alliances, joint ventures or other business transactions which would generate sufficient resources. Other factors such as changes in business conditions and changes in regulations and laws may also impact the outcome of forward looking statements.

                                  RISK FACTORS

     An investment in the Common Stock involves a high degree of risk. In analyzing the following and other risks, an investor must understand that he or she may lose his or her entire investment in the Common Stock. The Company cautions the reader that this list of factors may not be exhaustive. Prospective investors should consider carefully the factors set forth below as well as the information set forth in this prospectus, prior to purchasing the Shares offered hereby.

     Historical Financial Performance.  Since its inception, the Company has
     --------------------------------
experienced losses from its operations. These losses are recurring and continuous. As of September 30, 1997, the Company's accumulated deficit was $15,514,699. It is likely that these losses will continue until at least such time as the HTV System is commercially successful, of which there can be no assurance. Furthermore, the Company has had no product sales to date, since the HTV System has not yet been commercialized. If the HTV System is not commercially successful, or the market for environmental services such as those which the Company offers does not accept the HTV System, the Company will not be able to produce sufficient revenues to continue operations.

     Access to Capital.  In order for the Company to construct its HTV System
     -----------------
facilities, to continue its research and development of the HTV System for commercial application, to apply for and obtain construction and operating licenses from governmental authorities, and to market the System, the Company requires access to sufficient amounts of capital. Currently, the Company has limited sources of capital and has modest amounts of capital on hand. To date, the Company has raised its necessary capital through the sale of its securities, from grants and contracts from public and private institutions, and from loans from certain officers. Without access to sufficient amounts of capital, the Company will not be able to construct its plants, market its technology, develop and perfect the HTV System, and obtain the necessary licenses. The unavailability of necessary capital and financing would have a substantial adverse effect on the Company's business and future operations, including the Company's future viability.

     Commercial Viability of System.  To date, the HTV System has been operated
     ------------------------------
only as pilot projects and has not been operated commercially. As a result, there is no assurance that the Company will be able to develop and operate the System successfully and profitably as a commercial enterprise.

     Market Acceptance of HTV System.  Even if the System is technologically
     -------------------------------
proven, there is no assurance that the System will be accepted in the marketplace or that the marketplace will not prefer and choose some technology other than the Company's. Furthermore, there is no assurance that the market will purchase Systems at prices in excess of the total construction costs anticipated to complete the Systems.

     HTV System Technology Not Exclusive.  Even though the Company believes that
     -----------------------------------
its HTV System technology will perform in the manner that the Company anticipates, other companies throughout the world are currently developing and marketing, and can be expected to continue to develop and market in the future, other technologies that may be as effective or more effective and as cost efficient or more cost efficient than the Company's technology to provide environmental waste cleanup services.

     Competition.  The Company has numerous competitors and there are numerous
     -----------
competitors to the Company's technology. It is possible that competitors might even develop more advanced and commercially acceptable technologies than the Company's HTV System. Although the Company believes that the System compares favorably to any other technology that purports to provide similar services, there is no assurance that the Company will have sufficient resources to be able to develop even more sufficient and commercially acceptable Systems as to be able to compete in its industry. There is no assurance that a competitor will not develop a technology far superior to that of the Company in terms of efficiency and profitability.

     Licensing Requirements.  Although Seiler has received waste exempt
     ----------------------
authorization in California and has applied for waste exemption in Ohio, in order for the Company to be able to construct and operate its facilities, the Company must apply to relevant governmental agencies for licenses. Without proper licenses and permits, the Company will not be able to carry on its business. In the United States, sufficient licenses will have to be obtained at the national, state, and local level before a System can be constructed and
operated.   Additionally, there is no assurance that once the licensing procedure is commenced a license will be issued. There is no assurance that the Company will ever be successful in any jurisdiction in obtaining environmental, construction or operating licenses, or if successful that the licenses will be granted in a timely fashion.

     Adverse Legislation.  It is possible that national, state, or local
     -------------------
governments will adopt legislation that will make the HTV System less appropriate or acceptable or more costly to operate. Governments might adopt more stringent, costly and time consuming licensing procedures, thus making it more difficult for the Company to construct and operate its System. Governments might adopt legislation which prefers another technology over the Company's technology.

     Construction Delays.  It will take a number of months for the Company,
     -------------------
under favorable conditions, to be able to construct a facility and equip it with an HTV System. Adverse weather conditions and labor shortages or strikes will delay the construction of a facility, the result of which the Company may have to bear additional facility start-up costs and difficulties and delays in securing contracts for commercial operation of the facility. Furthermore, the financial condition of the Company's contractor may require that the Company provide adequate working capital to the contractor in order to complete the Systems and obtain System delivery.

     Firm Contracts for Commercialization of Facilities.  Even though the
     --------------------------------------------------
Company is currently constructing facilities in Dottingen, Switzerland, Freiberg, Germany, and Coshocton, Ohio, the Company has not yet obtained firm commitments under contract for the sale of a commercial System or for the operation of a System on behalf of an interested party. The Company anticipates that contracts will be forthcoming with respect to each facility, but there is no assurance that the Company will obtain sufficient contracts as to make the facilities profitable.

     Insurance.  The Company carries personal and property liability and
     ---------
environmental hazard insurance with respect to each facility it operates. There is no assurance that the insurance that the Company carries will be sufficient to protect the Company against severe personal injury or an environmental disaster. There is no assurance that the Company will be able to obtain sufficient insurance so as to provide adequate protection to the Company's business and operations or if such insurance is obtainable that it will be affordable.

     Foreign Currency Risks.   The Company anticipates that a substantial amount
     ----------------------
of its revenues will be derived from its operations outside the United States. Because the relative value of different currencies continually fluctuates, the translation of foreign currencies into U.S. dollars might result in charges to the Company's financial statements.

                                  THE COMPANY

Business Overview
-----------------

     Seiler Pollution Control Systems, Inc. (hereinafter, "Seiler" or the "Company") is engaged in the environmental service and equipment business. The Company was incorporated in 1983 pursuant to Delaware law under the name of World Imports -- USA, Inc., an import-export company that operated until 1989. The Company was inactive during the fiscal years ended March 31, 1990 through 1993. Following a change in control in June 1993, World Imports -- USA, Inc. changed its name to Seiler Pollution Control Systems, Inc. and began active operations in the environmental field.

     In July 1993, the Company formed a wholly-owned subsidiary, Seiler Pollution Control Systems International, Inc. ("Seiler International"), under the laws of Delaware. This subsidiary holds the exclusive European rights to a
High Temperature Vitrification System ("HTV System" or "System").   The HTV
System was initially developed and patented in Switzerland by Seiler High Temperature Separating Systems Ltd. ("Seiler HT"), a company controlled by Niklaus Seiler (a director and officer of the Company) and his family. Seiler HT transferred exclusive worldwide rights to the System to Maxon Finance & Trade Ltd. ("Maxon"), a corporation organized under the laws of Panama with offices in Fribourg, Switzerland. In July 1993, Maxon transferred the European rights to Seiler International with the remaining worldwide rights acquired by the Company from Maxon under a separate license agreement. When the licensing agreements were executed, Maxon was a principal shareholder of the Company. As of December 31, 1997, Maxon owned less than one percent of the Company's outstanding stock.

     In November 1993, the Company formed under the laws of Switzerland a wholly owned subsidiary, named Seiler SEPC AG. In February 1995, Seiler SEPC AG formed a subsidiary, under the laws of Germany named Seiler Trenn-Schmelzanlagen Betreibs GmbH (STSB GmH), SEPC AG owns 90% of STSB GmbH and Dr. Gerold Weser, President and Chief Executive Officer of the Company and President of STSB GmbH, owns the remaining 10%. Dr. Weser has agreed to contribute capital to Seiler STSB in exchange for an additional 40% interest in the Company, which will reduce Seiler AG's ownership interest in STSB to 50%.

     In March, 1997, Seiler acquired sixty percent (60%) of the issued stock of Seiler Nuclear Technology Inc. (SNT), a New Jersey corporation formed in March 1997, in exchange for Seiler's expertise in vitrification technology. Seiler will utilize $4.7 million of SNT's capital to design and build a prototype vitrification facility to eventually process low-level nuclear waste.

Licensing Agreements
--------------------

     In July 1993, the Company entered into two separate licensing agreements with Maxon. The amended licensing agreements required the Company to pay Maxon a licensing fee of $2.5 million for the European rights to the HTV System and $2.5 million for the remaining worldwide rights. To date, $3,022,751 has been paid. The remaining sums due are to be paid on a schedule as reflected in Note 5 of the Company's financial statements. These licensing agreements run for an indefinite term or until all of the proprietary information becomes public knowledge and the patent rights expire.

The Technology
--------------

     The HTV System is a high temperature vitrification process that effectively processes a broad range of mixed and hazardous wastes into inert glass ceramic materials. The heart of the HTV System is a patented high temperature converter melter that operates at temperatures around 2700 to 3300 degrees F (1500 to 1800 degrees C). The energy causes chemical and physical reactions that convert hazardous chemical compounds into inert nonhazardous glass ceramics, metal oxides, and salts.

     The dryer and preheater components permit processing wet materials (e.g., sludges, metal hydroxide filter cake, wastewater treatment residues) or dry waste feedstocks (e.g., incinerator ash, spent foundry sands, asbestos). Also, the System's flexibility allows processing organic, inorganic or mixed organic/inorganic waste feedstocks. The inorganic residues are the primary components needed for producing glass ceramic products and metal oxides, while the organic residues provide supplemental energy for the system.

     The HTV System process can be controlled to produce materials in different shapes and forms as well as various degrees of hardness. The resulting materials are made into nonhazardous marketable products and recycled back into the commercial marketplace, or the glass ceramic materials can be stored in a nonhazardous waste landfill.

The HTV System
--------------

     Seiler's commercial HTV System can process 2000 to 8000 tons (1800 to 7500 tonnes) of waste feedstocks per year at a rate of 600 to 2200 pounds (250 to 1000 kilograms) per hour. The commercial System is built to operate 24 hours a day, 7 days a week, shutting down only for scheduled maintenance or emergency repairs. The commercial HTV System includes extensive process controls, combustion air heat exchanger, flue gas quench system, refined glass ceramic exit system and sophisticated air pollution control components.

     The Company promotes installing a commercial HTV System on the site where the waste feedstocks are generated. By managing the waste onsite, transportation costs, safety and liability concerns associated with offsite management are eliminated. A commercial HTV System may, however, be built in a central location to serve as a regional recycling center for a number of hazardous and industrial waste generators and achieve economies of scale.

     Environmental Advantages.  The HTV System recycles hazardous and industrial
     ------------------------
wastes into safe, nonhazardous glass ceramic products by binding the metal components in the waste feed to a glass ceramic matrix on a molecular level. The resultant inert materials pass standardized governmental leachate tests: The United States Toxic Characteristics Leaching Procedure in America and its equivalent eluent test in Europe. Dangers and liabilities associated with hazardous waste storage and disposal are removed, thereby providing a safer and more environmentally sound method of waste management.

     Economic Advantages.  Because hazardous wastes require "cradle to grave"
     -------------------
monitoring, disposal or storage costs are high both at the time of disposal and over the long-term period of responsibility. Liability issues with their accompanying potentially expensive legal fees and possible fines also remain open ended. Additionally, companies/responsible parties are subject to financial accountability on contamination issues not only for the future, but retroactively as well.

Market Strategy and Business Development
----------------------------------------

     Seiler's market strategy is to promote its vitrification process as the preferred option for managing hazardous and industrial wastes because the HTV System offers environmental and economic advantages over traditional waste disposal or storage methods. The Company also plans to accelerate the product development and marketing side of the business.

     As already pointed out, the glass ceramic materials produced by the HTV System are inert, nontoxic and reusable. Consistent characteristics such as substantive hardness, toughness, color and insulating properties make the recycled materials commercially marketable. The process produces reclaimable products that can also be sold, such as metal oxides and salts.

     Seiler's product research and development is conducted at The Ohio State University in Columbus, Ohio, through an ongoing arrangement with the University's Department of Materials Science and Engineering. Benchwork studies and laboratory research have identified three commercial glass product markets:
Architectural Applications (floor and wall tile, sinks, bathtubs, patio stone, mosaics, bricks, vanities and countertops); Abrasive Applications (sandpaper, grinding media, shot blast media, grinding wheels, glass beads, buffing compounds and polishing compounds); and Refractory Applications (fireproof wallboard, roofing media, filtration media, high temperature specialty products and insulation).

     In 1996, the Company's product development efforts were intensified. Laboratory research on Seiler HTV System glass ceramic materials resulted in creation of more variety in shapes, forms and textures. Expanded market development efforts located additional buyers for the established and the newly developed products. Seiler intends to continue market development and product expansion.

Current Projects
----------------

Freiberg, Germany:

     Groundbreaking ceremonies took place May 21, 1997, for a commercial HTV System to be installed in Freiberg. Construction of the building to house the system and necessary site preparation and system installation have been completed. The Freiberg system is currently being tested. The Company anticipates the testing will be completed by February 28, 1998, and the plant's commercial operations will commence immediately thereafter.

     The Freiberg facility will be operated by Seiler's German subsidiary, STSB. The plant will serve as a regional recycling center and process various industrial and governmental waste streams. Initially, the facility will process industrial paint and hydroxide sludges, petrochemicals, industrial wastewater treatment sludges, spent solvents, oils, pesticides, electroplating sludges, contaminated chemicals, asbestos containing residuals and mixed organic/inorganic residuals.

United States Air Force:

     Seiler's work continued throughout the past year as a subcontractor on a Radian International, Inc. contract with the United States Air Force. Phase I of the project centered on laboratory testing to analyze, characterize and evaluate five waste streams from two Air Force bases and develop formulations for HTV System processing. Upon completion of Phase I, a report on the benchscale findings was written and the Air Force authorized the next phase.

     Phase II work called for further testing of the five Air Force waste streams at the Company's pilot HTV System plant in Leibstadt, Switzerland. Pilot tests were successfully completed on June 13, 1996 and in February 1997 a pilot test report was compiled and submitted to the Air Force.

     Seiler completed an additional component of Phase II in September 1997 when a waste recycling exempt status was granted by the California Environmental Protection Agency for handling three waste categories in the state. The three waste categories are electric arc furnace dusts generated from steel mills, sand blast media residuals, and industrial wastewater treatment sludge. This exempt status is dynamic and the Company plans to apply for approval of additional waste categories in early 1998.

     The United States Air Force's support of Seiler's project to place a commercial HTV system in California has continued and they have increased the Company's existing testing contract to test additional Department of Defense waste streams. This new contract is valued at approximately $75,000.

California Project:

     The California recycling exemption status mentioned above permits Seiler to place an HTV System anywhere in the state of California. A site has been identified and the Company is currently in preliminary negotiations for a long-term lease. Meetings were held with the local County Board of Supervisors and their support was secured for the California project.

     Seiler is moving ahead on obtaining a state-required Health Risk Assessment and Air Permit application. While this process can take up to six months, building and construction schedules are not expected to be delayed and the facility is anticipated to be completed by the end of 1998. The Company has already begun the process of securing long term customers for the California system.

Edison Materials Technology Center (EMTEC):

     EMTEC is an organization made up of Ohio businesses and other companies that join together in research and development projects to benefit Ohio industries. Seiler's EMTEC project under the Core Technology Program began in October 1995. The purpose of the project was to develop higher end-user glass ceramics from waste feedstocks using the HTV System process. Phase I of the project, completed in September 1996, successfully demonstrated that Seiler's HTV System process could produce several high-value products from hazardous waste feedstocks such as medium and high grade abrasives, roofing granules and architectural filler material.

     A Phase II contract was granted to Seiler for $300,000 by EMTEC to continue the product development that began in Phase I and identify Ohio sites to locate a Seiler pilot and commercial system. This contract began in October 1996 and will run until January 1999. Seiler identified possible sites for placement of a pilot Seiler system in Ohio. Site selection criteria were developed and an industrial park site in Coshocton, Ohio, was chosen. Phase II also authorized additional laboratory testing and product development.

     Seiler is currently applying for an additional $450,000 in project funding from EMTEC to develop additional products made from the Company's vitrification process.

Coshocton, Ohio:

     Seiler received approval in May 1997 from Coshocton's Solid Waste District of its request to construct a pilot industrial high temperature vitrification recycling facility in Coshocton Industrial Park. The Company is currently building the pilot HTV System plant and anticipates that the building which will house the pilot plant will be completed by Spring 1998. The pilot system is expected to be installed and be operational by the end of 1998. The Company's pilot plant will be operated to provide important information to determine the suitability of different wastes for Seiler vitrification; develop formulations for HTV System processing; ascertain the proper energy balance; and supply preliminary air testing.

     The Coshocton pilot facility will have a capacity to process up to 600 tons (544 tonnes) of wastes per year at a rate of 55 to 220 pounds (20 to 100 kilograms) per hour. Costs for the building and land are being financed through Bridge Street Development Corporation in Newcomerstown, Ohio. The Company's application to the area's Four-County Solid Waste District requesting $150,000 in grants was approved in July 1997; the Solid Waste District's grant will not have to be repaid by the Company. Between December 1998 and June 1999, the Company expects to house a commercial Seiler HTV System in this same building with a capacity to process approximately 2200 pounds (1000 kilograms) per hour.

Additional Projects
-------------------

Germany:

     Negotiations for commercial HTV Systems are currently underway with two recycling centers in Berlin/Brandenburg and Saxony. The availability of important incentive programs for job creation and environmental projects (similar to financial arrangements utilized in Seiler's Freiberg project) are expected to facilitate financing for these projects.

     Also, the largest German car manufacturer has contracted with Seiler to conduct tests on industrial and hazardous wastes produced by their operations. Upon successful completion of these tests, it is anticipated that orders will be placed for one or more commercial HTV System plants.

France:

     The French hazardous waste market is considered a prime market for Seiler as a result of recently introduced national legislation. Currently, Seiler is negotiating with two large operators of incinerators and toxic waste facilities in France for commercial HTV System facilities. A contract was signed with a major incinerator operator for Seiler to test flyash in September 1997.

Switzerland:

     Tests were completed in June 1997 at Seiler's Dottingen plant on waste from a Canton of Jura toxic waste site, from which the Company expects to receive a contract for construction of a commercial HTV System facility during the 1998 fiscal year. Additionally, Seiler is looking into using the HTV System to process auto shredder waste in Switzerland.

Employees
---------

     Currently, Seiler employs 7 full time, 7 part time personnel and 8 contract employees. Seiler SEPC AG in Switzerland has 2 full time employees, 2 part time staff members and 3 contract consultants. STSB GmbH in Germany employs 2 full time employees and 1 contract consultant. The Company's North American operations (including the corporate headquarters in Dublin, Ohio) employ 3 full time, 5 part time and 4 contract staff members. Additional technical, engineering, environmental and support staff are hired on a contract basis as needed.

Properties
----------

     Seiler's corporate headquarters are located at 555 Metro Place North, Dublin, Ohio, U.S.A. Currently, the offices are rented on a month-to-month basis pending signing of a new one-year lease. Seiler SEPC AG has offices at Seestrasse 17, CH-8702, Zollikon 2, Switzerland, which are leased on a monthly basis. Seiler TSB GmbH is located at Amst. Niclas Schacht 13, D-09599, Freiberg, Germany, pursuant to a one-year lease which expires on January 31, 1998. Seiler believes that each lease can be extended for additional one-year terms at similar rents as are currently being paid.

Legal Proceedings
-----------------

     The Company is not presently a party to any material litigation nor, to the knowledge of management, is any material litigation threatened.

                                USE OF PROCEEDS

     Seiler will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders. Seiler will pay all expenses incurred in connection with this public offering of the Shares. Each Selling Shareholder will pay all transaction costs associated with effecting any respective sales of the Shares that occur.

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS

     The Common Stock is traded on the Nasdaq SmallCap Market under the symbol "SEPC." The following table sets forth the high and low daily bid prices for the Common Stock for the periods indicated, in each case as reported by Nasdaq.

Fiscal Year Ended March 31, 1996    Quarterly Common Stock Price
         By Quarter                          Ranges(1)
--------------------------------    ----------------------------
Quarter       Date                  High           Low
-------       ----                  ----           ---

1st           June 30, 1995         $3.50          $1.1875
2nd           September 30, 1995     3.28125        1.3125
3rd           December 31, 1995      2.4375         1.40625
4th           March 31, 1996         5.6875         1.625

Fiscal Year Ended March 31, 1997    Quarterly Common Stock Price
         By Quarter                          Ranges(1)
--------------------------------    ----------------------------
Quarter       Date                  High           Low
-------       ----                  ----           ---

1st           June 30, 1996         $6.02          $4.76
2nd           September 30, 1996     4.8958         3.3958
3rd           December 31, 1996      4.54           3.465
4th           March 31, 1997         3.854          2.8958

Fiscal Year Ended March 31, 1998    Quarterly Common Stock Price
         By Quarter                          Ranges(1)
--------------------------------    ----------------------------
Quarter       Date                  High           Low
-------       ----                  ----           ---

1st           June 30, 1997         $3.10          $2.385
2nd           September 30, 1997     2.667          1.77
3rd           December 31, 1997      2.875          1.781
4th           Through _____, 1998

---------------
(1) The over-the-counter market quotations indicated above reflect inter-dealer prices, without retail mark-up, markdown or commission, and may not necessarily represent actual transactions.

     As of December 31, 1997, the approximate number of stockholders of the Company's Common Stock was 416.

     The Company has not paid or declared any cash dividends upon its Common Stock since its inception and does not anticipate paying any cash dividends in the foreseeable future. The payment by the Company of cash dividends in the future rests within the discretion of its Board of Directors and will depend, among other things, upon the Company's earnings, its capital requirements and its financial condition, as well as other relevant factors.

                         INFORMATION CONCERNING SEILER

Selected Financial Data

          The following unaudited table of selected financial data should be read in conjunction with Seiler's consolidated financial statements and the related notes thereto incorporated by reference herein. See "Incorporation of Certain Documents by Reference."

SEILER POLLUTION CONTROL SYSTEMS, INC.
SELECTED CONSOLIDATED FINANCIAL DATA

                                       For the six months                 For the fiscal years
                                       Ended September 30,                   Ended March 31,
                                   ---------------------------   --------------------------------------------
                                   1997           1996           1997            1996             1995
                                   ----           ----           ----            ----             ----
Statement of Operations
     Revenue                       $   104,488    $    87,300    $   -           $   -            $   -
     Net Loss                       (2,608,516)   (1,544,867)    (5,556,500)     (1,796,727)      (1,967,813)
     Net Loss Per Share                  (0.12)        (0.08)        (0.29)          (0.11)           (0.15)

                                       For the six months            For the fiscal years
                                       Ended September 30,              Ended March 31,
                                   ---------------------------   --------------------------------
                                   1997           1996           1997            1996
                                   ----           ----           ----            ----
Balance Sheet
     Total Assets                  $20,402,357    $15,608,605     $19,564,154    $15,045.62
     Total Liabilities              10,033,783(1)   4,258,382       6,413,791(1)  3,639,769
     Working Capital                (2,054,314)      (279,411)      2,752,430      (114,882)
     Accumulated Deficit           (15,514,699)    (8,894,550)    (12,906,183)   (7,349,683)
     Total Stockholders' Equity     10,368,574     11,350,223      13,150,363    11,405,857

---------------
(1)  Includes $1,880,000 of minority interest.


Principal Holders of Seiler Common Stock

     As of December 31, 1997, the following person was the only person or group of persons known to the Company to be the beneficial owner of more than five percent of the Company's common stock. Such person has beneficial ownership of the shares and has sole voting power and sole investment power with respect to the number of shares beneficially owned.

Name and Address of      Amount and Nature of          Percent
 Beneficial Owner        Beneficial Ownership        of Class (1)
-------------------      --------------------        ------------
                                               Actual          Pro Forma(3)
                                               ------          ------------
PTI Management AG (2)         1,450,000          6.0%
Witikoenstrasse 311B
CH-8053
Zurich, Switzerland

---------------
(1)  On the basis of 24,170,932 shares outstanding on December 31, 1997.
(2) PTI Management AG is a Swiss corporation whose shares are issued solely in bearer name. Werner Heim, Chairman of the Board, is a "control" person of PTI Management AG, but he disclaims beneficial ownership of any such shares.
(3)  Assuming sale of all shares offered by the Selling Stockholders.

     In addition, the only other record holder known by the Company to hold more than five percent of the Company's Common Stock is Cede & Co., P.O. Box 20, Bowling Green Station, New York, New York 10004. As of December 31, 1997, Cede & Co. held a total of 19,041,041 shares of the Company's Common Stock, which represented 78.8% of the total number of shares outstanding. Cede & Co. is a nominee of the Depository Trust Company, which held such shares of record on behalf of various of its customers. The names of the beneficial owners of the shares held by those stockholders are unknown to Management.

     The number and percentage of Common Stock owned of record and beneficially by each current officer and director of the Company and by all current officers and directors of the Company as a group, are as follows as of December 31, 1997. Each individual has beneficial ownership of the shares and sole voting power and sole investment power with respect to the number of shares beneficially owned.

Name and Address of      Amount and Nature of             Percent
 Beneficial Owner        Beneficial Ownership(1)        of Class (2)
-------------------      --------------------           ------------
                                                  Actual          Pro Forma(3)
                                                  ------          ------------
Dr. Gerold Weser              200,000              .83%                    %
Seiler TSB GmbH
Dorfstrasse 12
D-22941
Jersbek, Germany

Werner Heim(4)                405,500             1.68%                    %
Seestrasse 17
CH-8702
Zillikon 2, Switzerland

Alan B. Sarko                 300,000             1.24%                    %
Seiler Pollution Control
  Systems, Inc.
555 Metro Place North
Dublin, Ohio USA  43017

Niklaus Seiler                300,000             1.24%                    %
Seiler Patent AG
Steicher
CH-5316
Leuggern, Switzerland

All Officers and Directors  1,205,500             4.99%                    %
  As a Group (4 Persons)

---------------
(1) Except for 105,500 shares owned by Mr. Heim, the shares represented are in the form of options to purchase shares of Seiler Common Stock. The options are presently exercisable and are not transferable. The options were granted pursuant to the Company's 1993 Non-Statutory Stock Option Plan, 1994 Non-Statutory Stock Option Plan or 1995 Non-Statutory Stock Option Plan.
(2) The percentage shown has been determined by dividing the number of shares, including shares subject to option, held by the named person divided by the sum of the 24,170,932 outstanding shares and the option shares held by the above-referenced persons.
(3) Assumes sale of all shares offered by the Selling Stockholders.
(4) Mr. Heim is a control person of PTI Management AG but he disclaims beneficial ownership of any such shares.


                         DESCRIPTION OF CAPITAL STOCK

Common Stock

     Pursuant to its Certificate of Incorporation ("Certificate") Seiler is authorized to issue 35,000,000 shares of its Common Stock, par value $.0001 per share, of which 24,170,932 shares were outstanding as of December 31, 1997. As of that date, a total of 3,336,600 shares was reserved for issuance in connection with Seiler's nonqualified stock option plans. After taking into account the shares as described above, the number of authorized shares of Common Stock available for other corporate purposes as of December 31, 1997 was 7,492,468 shares. No shares or any class of preferred stock have been authorized.

Voting Rights

     The holders of Seiler Common Stock are generally entitled to one vote for each share held of record on all matters submitted to a shareholder vote. The holders of Seiler Common Stock do not have cumulative voting rights. The absence of cumulative voting means that a nominee for director must receive the votes of a plurality of the shares voted in order to be elected.

Board of Directors

     Director Liability.  Seiler's Certificate contains a "director liability"
     ------------------
provision. This provision generally shields a director from monetary damages to the corporation or its shareholders for a breach of fiduciary duty as a director other than (i) a breach of a director's duty of loyalty, (ii) acts or omissions not taken in good faith or which involve intentional misconduct or a knowing violation of law, (iii) authorizing the unlawful payment of dividends, and (iv) transactions in which a director receives an improper benefit.

     Board of Directors.  The Certificate provides that the Company shall be
     ------------------
managed by a board of directors. The Company's by-laws provide that the board of directors shall consist of three to seven persons. The entire board is elected at each successive annual meeting of shareholders.

     The number of directors which constitute the Company's full board of directors may be increased only by amendment of the bylaws, which requires the affirmative vote of a majority of the total number of directors constituting the board, or by the shareholders of Seiler at a regular or special meeting by the affirmative vote of a majority of the outstanding and issued shares entitled to vote. Except as otherwise required by law, vacancies on the board of directors, including vacancies resulting from an increase in the size of the board, may be filled by the affirmative vote of a majority of the remaining directors even though less than a quorum of the board of directors. Directors elected by the board to fill vacancies serve for the full remainder of the term.

     Removal of Directors.  The Certificate provides that any director (or the
     --------------------
entire board of directors) may be removed from office by shareholder vote only if such removal is approved at a special meeting of the shareholders called for that purpose by the holders of a majority of the issued and outstanding shares then entitled to vote at an election of directors.

Shareholder Meetings

     The Company's bylaws provide that special meetings of the Company's shareholders may be called by the president of the Company, by a majority of the directors or by the holders of a majority of all the votes entitled to be cast on any issue proposed to be considered at the special meeting.

Amendment of Articles and Bylaws

     Seiler's Certificate looks to Delaware law regarding the amendment of the Certificate. Delaware law requires the affirmative votes of the holders of a majority of all outstanding shares of Common Stock entitled to vote to approve any amendment to Seiler's Certificate. The Company's bylaws may be amended by an affirmative vote of a majority of the total number of directors constituting the board or by the affirmative vote of a majority of the issued and outstanding shares entitled to vote.

Dissenters' Rights

     Seiler is incorporated under the laws of Delaware. Delaware law provides for dissenters' rights in a merger or consolidation to be effected pursuant to specified sections under the Delaware law. Dissenters' rights will apply if the shareholder will receive for his shares anything other than (a) shares of the corporation surviving or resulting from such merger or consolidation, (b) shares of a corporation whose shares are listed on a national securities exchange or the Nasdaq National Market or held of record by more than 2,000 holders, or (c) cash in lieu of fractional shares. Seiler's Common Stock is not so listed and is held by fewer than 2,000 shareholders of record.

Dividend Rights

     Delaware law generally allows a corporation, subject to restrictions in its certificate of incorporation, to declare and pay dividends in cash or property, out of surplus, as defined, or, in case there shall be no surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. The Company's Certificate places no further restrictions on dividends. Thus, the holders of Seiler Common Stock are entitled to dividends when, as and if declared by their board of directors out of funds legally available therefor.

Liquidation Rights

     Upon liquidation, dissolution or winding up of Seiler, whether voluntary or involuntary, the holders of Seiler Common Stock are entitled to share ratably in the assets of the corporation available for distribution after all liabilities of the corporation have been satisfied.

Miscellaneous

     There are no preemptive rights, sinking fund provisions, conversion rights, or redemption provisions applicable to Seiler Common Stock. Holders of fully paid shares of Seiler Common Stock are not subject to any liability for further calls or assessments. American Stock Transfer and Trust Company, New York, New York, is the transfer agent and registrar for the Common Stock.

                              SELLING STOCKHOLDERS

     The Selling Stockholders, or either of them, offer for resale by means of this Prospectus some or all of the shares that they acquired from Seiler in November 1997 when the Company sold to such Selling Stockholders in two private placements a total of $3 million principal amount of the Company's Convertible Debentures (the "Debentures"). Each of the Debentures bears interest on the unpaid principal amount at the rate of 7% per year, payable at the time of each conversion until the principal amount is paid in full or the Debenture has been fully converted. Each interest payment shall be paid, at Seiler's option, in cash or in freely trading shares of Common Stock. The Debentures mature in November 2000. The Company has reserved the right, at its sole option, to call a mandatory redemption of any or all outstanding Debentures during the 120 day period following the initial sale of the Debentures (the redemption right therefor expires at the end of February 1998).

     The holder of each Debenture (hereinafter, the "Holder") has the right, at its option, to convert the Debenture into shares of Seiler Common Stock at any time prior to the maturity date of the Debenture. The Debenture may be converted in accordance with the following formula: Holder is entitled to convert up to 50% of the face amount of the Debentures, plus accrued interest and any liquidated damages, at any time after the earlier of the effective date of the Registration Statement or 120 days following the Closing Date, at the lesser of (a) 120% of the 5 day average closing bid price, as reported by Bloomberg, LP for the 5 trading days immediately preceding the Closing Date or
(b) 75% of the 5 day average closing bid price, as reported by Bloomberg, LP for the 5 trading days immediately preceding the applicable Conversion Date for any Conversion Dates that are on or before the 120th day following the Closing Date and at the lesser of (x) 120% of the 5 day average closing bid price, as reported by Bloomberg, LP for the 5 trading days immediately preceding the Closing Date or (y) 65% of the 5 day average closing bid price, as reported by Bloomberg, LP for the 5 trading days immediately preceding the applicable Conversion Date for any Conversion Dates that are after the 120th day following the Closing Date. Holder is entitled to convert the remaining 50% of the face amount of the Debentures, plus accrued interest and any liquidated damages, at any time after the earlier of the effective date of the Registration Statement or 120 days following the Closing Date, at 75% of the 5 day average closing bid price, as reported by Bloomberg, LP for the 5 trading days immediately preceding the applicable Conversion Date for any Conversion Dates that are after the 120th day following the Closing Date. No fractional shares or scrip representing fractions of shares will be issued on conversion, but the number of shares issuable shall be rounded up or down, as the case may be, to the nearest whole share. The Shares constitute approximately _______% of the issued and outstanding shares of Seiler as of December 31, 1997. The Selling Stockholders, or each of them, may wish to offer some or all of the Shares for resale from time to time. Seiler will receive no portion of any proceeds from any sale of Shares.

     The following table sets forth certain information regarding ownership of Seiler Common Stock as of December 31, 1997, by each Selling Stockholder.

                                                                       Ownership of
                                Principal Amount of Convertible        Common Stock       Shares Being
Name                                  Debentures Purchased         Prior to the Offering    Offered
----                           --------------------------------    ---------------------  ------------
 Dominion Capital Fund, Ltd.   $1,000,000 - due November 18, 2000
                               $1,000,000 - due November 25, 2000

Sovereign Partners, LP          $500,000 - due November 18, 2000
                                $500,000 - due November 25, 2000

     Prior to the transaction, neither of the Selling Stockholders, or their respective affiliates, had any relationship or affiliation with the Company or its affiliates.

                                  PLAN OF DISTRIBUTION

     Depending on market conditions and other factors, each of the Selling Stockholders may sell its respective Shares offered hereby from time to time, in one or more transactions, on the Nasdaq National Market, or otherwise, at market prices prevailing at the time of sale, at negotiated prices, or at fixed prices, which may be changed. Such sales may be effected directly, or through agents, or through dealers.

     Agents, dealers and underwriters may be entitled under agreements entered into with either Selling Stockholder to indemnification against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, dealers or underwriters may be required to make in respect thereof. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for Seiler or either of the Selling Stockholders in the ordinary course of business.

     Seiler will bear all costs and expenses of the registration of the Shares under the Securities Act and certain state securities laws, other than fees of counsel for either Selling Stockholder and any discounts or commissions payable with respect to sales of such Shares. Each Selling Stockholder will pay any transaction costs associated with effecting any respective sales that occur.

                                 LEGAL OPINION

     The validity of the shares of Common Stock offered hereby has been passed upon by Duane, Morris & Heckscher LLP, Washington, D.C.

                                    EXPERTS

     The consolidated financial statements of Seiler as of March 31, 1997 and 1996, and for the years then ended, incorporated by reference herein have been incorporated by reference herein in reliance upon the report of Schneider Downs & Co., Inc., independent certified public accountants, incorporated by reference herein, and upon the authority of such firm as experts in auditing and accounting. The consolidated statements of operations, stockholders' equity, and cash flows for the year ended March 31, 1995, incorporated herein have been incorporated by reference herein in reliance upon the report of Bederson & Company, LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of such firms as experts in auditing and accounting.

No dealer, salesperson or other individual has been authorized to give any information or to make any representations other than those contained in or incorporated by reference in this Prospectus in connection with the offering made by this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by Seiler or any of its agents. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of Seiler since the date as of which information is given in this Prospectus. This Prospectus does not constitute an offer or solicitation by anyone in any jurisdiction in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such solicitation.

                       _________________________________

                               Table of Contents

                                                                            Page
                                                                            ----
Available Information........................................................  3
Incorporation of Certain Documents By
  Reference..................................................................  3
Forward Looking Statements...................................................  4
Risk Factors  ...............................................................  5
The Company  ................................................................  7
Use of Proceeds.............................................................. 13
Price Range of Common Stock and
  Dividends.................................................................. 13
Information Concerning Seiler................................................ 15
Description of Capital Stock................................................. 17
Selling Stockholders......................................................... 19
Plan of Distribution......................................................... 21
Legal Opinion................................................................ 21
Experts...................................................................... 21

______ Shares
Common Stock
(par value $.0001 per share)





Seiler Pollution Control
      Systems, Inc.


__________
PROSPECTUS
__________



______________, 1998

               PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution.

          Registration Fee..  $ 1,715
          Printing Fees.....      500
          Legal Fees........   10,000
          Accounting Fees...   19,500
          Blue Sky Fees.....      -0-
          Miscellaneous.....    3,285
                              -------

          Total.............  $35,000
                              =======

     The foregoing amounts are the best estimates of Seiler, except for SEC Registration Fee.

Item 15.  Indemnification of Directors and Officers.

     Seiler's Certificate of Incorporation provides for indemnification of directors and officers as follows:

          NINTH:  The Corporation shall, to the fullest extent permitted by
     Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested Directors or otherwise, both as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

          TWELFTH: No Director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for the payment of unlawful dividends or unlawful stock repurchases or redemptions under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the Director derived an improper personal transaction.

Item 16.  Exhibits.

     An Exhibit Index, containing a list of all exhibits filed with this Registration Statement, is included beginning on page II-5.

Item 17.  Undertakings.

     The undersigned registrant hereby undertakes as follows:

     (1) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (2) to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     (3) that insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Dublin, Ohio, on the 12th day of January, 1998.

                                         Seiler Pollution Control Systems, Inc.



                                    By:    /s/ Alan B. Sarko
                                         ---------------------------------------
                                         Alan B. Sarko, Vice President,
                                            Treasurer, Secretary, and Chief
                                            Financial Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Alan B. Sarko, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                     Capacity                      Date


/s/ Gerold Weser              President, Chief Executive    January 12, 1998
-------------------------     Officer, and Director         -----------
Gerold Weser


                              Chairman of the Board                   , 1998
-------------------------                                   -----------
Werner Heim

/s/ Alan B. Sarko             Vice President, Treasurer,    January 12, 1998
-------------------------     Secretary, Chief Accounting   -----------
Alan B. Sarko                 Officer, Chief Financial
                              Officer, and Director



/s/ Niklaus Seiler            Vice President and Director   January 13, 1998
-------------------------                                   -----------
Niklaus Seiler

                                 EXHIBIT INDEX

                    (Pursuant to Item 601 of Regulation S-K)


                                                                                       Page Number
                                                                                      in Sequential
Exhibit                                                                                 Numbering
  No.            Description and Method of Filing                                        System
-------          --------------------------------                                     -------------

5 Opinion of Duane, Morris & Heckscher LLP regarding the legality of the shares of Common Stock being registered (filed herewith)

23.1 Consent of Schneider Downs & Company, Inc., independent certified public accountants for Seiler Pollution Control
                  Systems, Inc. (filed herewith)

23.2 Consent of Bederson & Company, LLP, independent certified public accountants for Seiler Pollution Control Systems, Inc.
                  (filed herewith)

23.3 Consent of Duane, Morris & Heckscher LLP (contained in their opinion filed as Exhibit 5)

24                Power of Attorney (set forth on Page II-3 of the Registration
                  Statement)